EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-129268, 333-157276, 333-172596, 333-174983 and 333-183617) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806 and 333-174199) of Flotek Industries, Inc. and subsidiaries (the “Company”) of our reports dated March 13, 2013, relating to the consolidated financial statements of Flotek Industries, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, and to the Company’s internal control over financial reporting, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 13, 2013.

Our report dated March 13, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expressed an opinion that Flotek Industries, Inc. had not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Hein & Associates LLP

Houston, Texas
March 13, 2013